Exhibit 1.1

LI BANG INTERNATIONAL CORPORATION INC.

$60,000,000

Class A Ordinary Shares

(par value $0.00001 per share)

AMENDMENT NO. 1 TO SALES AGREEMENT

This Amendment No. 1 (this “Amendment”) to Sales Agreement (as defined below), dated as of June 11, 2026 (the “Effective Date”), is entered into by and between Li Bang International Corporation Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), and AC Sunshine Securities LLC (the “Sales Agent”).

RECITALS

WHEREAS, the Company and the Sales Agent are parties to that certain Sales Agreement, dated February 13, 2026 (the “Sales Agreement”), pursuant to which the Company may issue and sell, from time to time, through or to the Sales Agent, acting as agent or principal, Class A ordinary shares of the Company, par value $0.0001 per share, having an aggregate offering price of up to $20,000,000, subject to the terms and conditions set forth therein;

WHEREAS, on March 27, 2026, the Company effected a one hundred (100)-for-one (1) share consolidation, upon which (i) every 100 Class A ordinary shares of the Company, par value US$0.0001 per share then, were automatically consolidated into one Class A ordinary share, par value US$0.01 per share, and (ii) every 100 Class B ordinary shares of the Company, par value US$0.0001 per share then, were automatically consolidated into one Class B ordinary share, par value US$0.01 per share (the “Share Consolidation”);

WHEREAS, at the extraordinary general meeting of the Company held on April 30, 2026, the shareholders approved, among others, a series of share capital increase, reduction, subdivision and cancellation (the “Share Reorganization”), which were thereafter effected by the Company, and as a result, the Company’s authorized share capital was changed from (i) US$31,505,000 divided into 3,150,000,000 Class A ordinary shares and 500,000 Class B ordinary shares, par value US$0.01 per share, to (ii) US$35,000 divided into 3,150,000,000 Class A ordinary shares, par value US$0.00001 per share (“Class A Ordinary Shares”), and 350,000,000 Class B ordinary shares, par value US$0.00001 per share;

WHEREAS, pursuant to Section 15 of the Sales Agreement, neither the Sales Agreement nor any term thereof may be amended except pursuant to a written instrument executed by the Company and the Sales Agent;

WHEREAS, the Company and the Sales Agent desire to amend the Sales Agreement to (i) increase the aggregate offering price of Class A Ordinary Shares that may be issued and sold under the Sales Agreement from $20,000,000 to $60,000,000, (ii) update certain references therein to reflect the Share Consolidation and Share Reorganization, and (iii) make certain other conforming changes, including with respect to the designation of Company’s counsel and related notice information; and

WHEREAS, the Company and the Sales Agent acknowledge and agree that all share-related numbers contemplated under the Sales Agreement and this Amendment shall be adjusted to take into account any share consolidation, share dividend, change in ratio of the Class A Ordinary Shares or similar event effected with respect to the Class A Ordinary Shares.

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NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Sales Agent agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Sales Agreement.

2. Amendment to Aggregate Offering Amount. The Sales Agreement is hereby amended as follows:

a.	The heading on the first page of the Sales Agreement is amended by replacing “$20,000,000” with “$60,000,000.”

b.	The first sentence of Section 1 of the Sales Agreement is amended and restated in its entirety as follows:

“The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell to or through the Sales Agent, acting as agent or principal, class A ordinary shares of the Company, par value $0.00001 per share (the “Class A Ordinary Shares”), having an aggregate offering price of up to $60,000,000, subject to the limitations set forth in Section 3(b) hereof.”

c.	The parenthetical following “$0.80” in the second sentence of Section 6(l) of the Sales Agreement is hereby amended and restated to read “(the price at which the Class A ordinary shares, par value US$0.0001 per share then, of the Company, was last sold on the Exchange on February 5, 2026).”

d.	On and after the Effective Date, Section 7(n) of the Sales Agreement is amended to (i) replace “VCL Law LLP” with “DLA Piper UK LLP” and (ii) replace “Harney Westwood & Riegels” with “Appleby”.

e.	Section 12 and Schedule 2 of the Sales Agreement are hereby amended to delete the notice information for VCL Law LLP and replace it with the following:

DLA Piper UK LLP

20th Floor, South Tower

Beijing Kerry Center

No. 1 Guanghua Road, Chaoyang District

Beijing, China 100020

Attention: Yang Ge, Esq.

Email: yang.ge@dlapiper.com

3. Effectiveness. This Amendment shall be effective as of the Effective Date.

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4. Representation Date; Certificates, Legal Opinions and Other Documents. For the avoidance of doubt, the execution of this Amendment, or the Company’s filing of a prospectus supplement relating to the Placement Shares (as defined in the Sales Agreement) by means of an amendment, sticker, or supplement, in connection with this Amendment, shall not, by itself, constitute a Representation Date (as defined in the Sales Agreement); provided that the first Placement Notice delivered following the Effective Date shall be deemed a Representation Date for all purposes of the Sales Agreement, and the Company shall deliver or cause to be delivered, on or prior to such date, each of the certificates, comfort letters, opinions and other documents required to be delivered on a Representation Date pursuant to Sections 7(m) through 7(p) of the Sales Agreement (including updated opinions from Company Counsels as designated pursuant to this Amendment), and no sales of Placement Shares shall be made following the Effective Date unless and until such deliverables have been delivered or waived by the Sales Agent in accordance with the Sales Agreement.

5. Reimbursement of Expenses. In connection with this Amendment and the related program refresh, the Company shall reimburse the Sales Agent for its legal expenses in an aggregate amount of $25,000, of which $15,000 shall be due and payable upon the execution of this Amendment and $10,000 shall be due and payable upon the Company’s delivery of the first Placement Notice following the execution of this Amendment. For the avoidance of doubt, such amount is not a sales commission, placement fee, discount or other transaction-based compensation payable in respect of any sale of Placement Shares, and shall be separate from, and in addition to, any discount, commission or other compensation payable to the Sales Agent pursuant to Section 2 and Schedule 3 of the Sales Agreement.

6. SEC Filings; Compliance with Original Issuance Procedures. The Company shall make all filings with the Commission required by the Securities Act, the Exchange Act and the rules and regulations of the Commission in connection with this Amendment, the increase in the aggregate offering amount under the Sales Agreement, and any offer or sale of Placement Shares pursuant to the Sales Agreement, including, to the extent required, the filing of a prospectus supplement, current report on Form 6-K, amendment to the Registration Statement or other filing. Any issuance or sale of Placement Shares following the execution of this Amendment shall be made only in accordance with the procedures, limitations, conditions and requirements set forth in the Sales Agreement.

7. No Other Amendments. Except as expressly amended by this Amendment, all terms, conditions, covenants, representations, warranties and other provisions of the Sales Agreement shall remain unchanged and in full force and effect, including, without limitation, Schedule 3 thereto.

8. References to the Sales Agreement. From and after the date hereof, each reference in the Sales Agreement to “this Agreement,” “hereof,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Sales Agreement as amended by this Amendment.

9. Entire Agreement. The Sales Agreement, as amended by this Amendment, constitutes the sole and entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof.

10. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the principles of conflicts of laws.

11. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by electronic mail or other electronic transmission (including pdf or any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law) shall be effective as delivery of an original executed counterpart.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

LI BANG INTERNATIONAL CORPORATION INC.

By:	/s/ Feng Huang
Name:	Feng Huang
Title:	Chairman of the Board

AC SUNSHINE SECURITIES LLC

By:	/s/ Ying Cui
Name:	Ying Cui
Title:	President and CEO

[Signature Page to Amendment No. 1 to Sales Agreement]

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